Exhibit 10.29

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EFFICIENT FRONTIER, INC.SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”), by and between Efficient Frontier, Inc., (“Efficient Frontier”) with an office located at 555 Ellis Street, Mountain View, CA 94043, and US Auto Parts Network, Inc. (“Customer”), with an office located at 17150 South Margay Avenue, Carson, CA 90746, is entered into and effective as of 10/3 , 2006 (the “Effective Date”). This Agreement includes the attached Terms and Conditions (this Agreement and the attached Terms and Conditions shall be collectively referred to as this “Agreement”).

SERVICES:

Efficient Frontier will bid on a mutually agreed upon list of keywords at search engines chosen by the Customer. Efficient Frontier will use its proprietary technology to optimize Customer’s bidding strategy for keywords. Beyond the initial setup process, keyword generation and management of ad copy, Customer will be responsible for the development and changes to the landing page on Customer’s website.

FEES:

Initial Term Fees:

During the 30-day Initial Term Customer will pay Efficient Frontier a total of US$5,000, payment to be made within 10 days of Effective Date. This is a one-time fee and will allow Customer to add as many search engine accounts/campaigns as desired during the term of the Agreement.

Monthly Fees:

After the Initial Term, Efficient Frontier will charge Customer a service fee computed as a percentage of the Customer’s total online marketing budget spent at search engines through the use of Efficient Frontier’s Service during a given month in accordance with this Agreement (the “Marketing Budget”). The following tiered structure will apply:

Total Marketing Budget for the month less than [***] of the Marketing Budget for such month

Total Marketing Budget for the month greater than [***] but less than [***] of the Marketing Budget for such month

Total Marketing Budget for the month greater than [***] of the Marketing Budget for such month

As an example, in a month where the Marketing Budget totals [***], Customer would be charged [***]

Notwithstanding the foregoing, in any month where the Marketing Budget falls below [***], the service fee will be [***] for that month instead of [***] of the Marketing Budget for such month.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EFFICIENT FRONTIER, INC.

By:	/s/ Ellen Siminoff
Name:	Ellen Siminoff
Title:	CEO

US AUTO PARTS NETWORK, INC.

By:	/s/ Michael J. McClane
Name:	Michael J. McClane
Title:	Chief Financial Officer

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission

TERMS OF SERVICE

1. SERVICES.

1.1 Performance of Services. Efficient Frontier will provide the services listed in the Agreement (the “Services”). While Efficient Frontier will attempt to provide the Services continuously, Customer agrees that Efficient Frontier does not control the availability of search engine web sites or interfaces. Customer agrees that (i) from time to time the Services may be inaccessible, unavailable or inoperable and (ii) Efficient Frontier is not responsible for the functionality of a search engine or web interface and (iii) while Efficient Frontier will promptly submit changes to a search engine on behalf of Customer, Efficient Frontier cannot guarantee that a search engine will make those changes in a timely manner or at all. Efficient Frontier reserves the right to change or upgrade the Services.

2. FEES AND PAYMENTS.

2.1 Fees. Customer will pay the fees for the Services listed in the Agreement. All fees are due and payable to Efficient Frontier fourteen days after the date of invoice. All fees are nonrefundable. A late fee of [***] annually or the highest rate allowed under the law, whichever is lower, will be assessed against any overdue amounts.

2.2 Service Costs. Customer will pay and will be solely responsible for charges and costs for reasonably necessary third party services and products, including, without limitation, accounts with search engines, that are acquired or incurred specifically for Customer’s account, provided that Efficient Frontier obtains Customer’s prior written authorization of such charges before incurring any amounts. Customer will own all materials purchased with such funds, which Efficient Frontier assigns and will assign or cause to be assigned to Customer.

3. PROPRIETARY RIGHTS AND RESTRICTIONS.

3.1 Restrictions to Use of Services. Customer will not allow any end user or third party under its direction and control to: (i) decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code or underlying ideas or algorithms of the Services by any means whatsoever, or replicate the functionality of the Services for any purpose, to the extent such restriction is allowable under applicable law, (ii) license, share, or transfer the Services to any third party, or (iii) disclose any performance information or analysis (including, without limitation, benchmarks) from any source relating to the Services. Customer will not authorize or permit any unaffiliated third party to use the Services without Efficient Frontier’s prior written consent.

3.2 Data Ownership. In order for Efficient Frontier to provide the Services, Efficient Frontier will collect information about Customer and about visitors to Customer’s website (“Customer User Data”). All Customer User Data is sole property of Customer and Efficient Frontier has no ownership rights in any Customer User Data. Customer User Data includes, without limitation, all sales and marketing information provided by Customer to Efficient Frontier, Customer account information with search services, and all individually identifiable information about visitors to Customer’s website, including statistical, demographic, and psychographic information.

Solely as necessary for Efficient Frontier to provide its Services to Customer, Customer grants to Efficient Frontier a limited license to use Customer User Data to perform its obligations to Customer. Additionally, Efficient Frontier will treat all Customer User Data as confidential, proprietary information of Customer, and will protect the confidentiality of Customer User Data with at least the same degree of care that Efficient Frontier uses to protect its own proprietary information, but with no less than reasonable care, including, without limitation, as may be required to transfer, store and administer such information in accordance with all applicable laws, rules and regulations. Customer’s license to Efficient Frontier includes the right to collect Customer User Data, either directly from Customer or through other means

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such as the use of redirects and I-by-I pixels. Efficient Frontier will not disclose Customer User Data to any third party unless such disclosure is (i) approved in writing in advance by Customer, or (ii) is made by Efficient Frontier in response to legal process, and provided that Efficient Frontier has given Customer reasonable notice of, and an opportunity to contest, such legal process. Efficient Frontier will (a) store Customer User Data only for so long as necessary to perform the Services and will delete the Customer User Data after it no longer has application to provision of the Services; and (b) will immediately notify Customer of any breach of Efficient Frontier’s systems that might compromise any Customer User Data and cooperate with Customer in its attempts to address such breach and comply with any legal obligations arising in connection therewith.

So that Efficient Frontier may improve and promote its service offerings, Efficient Frontier may aggregate Customer User Data with other data, (and/or segregate portions of the Customer User Data) so that it is non-personally identifiable with respect to both Customer and visitors to Customer Website(s). Such anonymous data is known as “Aggregated Anonymous Data”. Customer agrees that Efficient Frontier may create Aggregated Anonymous Data, and may use, execute, display and commercially exploit the Aggregated Anonymous Data. Efficient Frontier may disclose Aggregated Anonymous Data to third parties, and may transfer or sublicense its rights with respect to Aggregated Anonymous Data.

3.3 Grant Of License To Efficient Frontier Proprietary Technology. Except as expressly licensed or assigned in this Agreement, Efficient Frontier retains all right, title and interest in (including but not limited to all confidentiality, copyright, trade secret, and patent rights) to the “Efficient Frontier Proprietary Technology”, and any and all upgrades, enhancements, modifications or derivative works of any of the foregoing. “Efficient Frontier Proprietary Technology” means all information or data (but not any Customer User Data or Confidential Information of Customer) relating to products, services or technology of Efficient Frontier, including but not limited to software code, algorithms or technology owned or developed by or for Efficient Frontier.

4. TERM AND TERMINATION.

4.1 Term. Subject to Section 4.2, the term of the Agreement begins on the Effective Date and will remain in effect for one (1) month (the “Initial Term”). Thereafter, the Agreement will be automatically renewed for subsequent six (6) month terms each (a “Renewal Term”).

4.2 Termination. Either party may terminate this Agreement for any reason by providing written notice no earlier than thirty (30) days before the end of any Renewal Term.

4.3 Effect of Termination. Except to the extent expressly provided to the contrary in this Agreement, any rights to accrued payments, any right of action for breach of the Agreement prior to termination, and the following provisions will survive the termination of this Agreement: Sections 3-7. Upon the expiration or earlier termination of this Agreement, Customer’s right to use the Service or any part thereof will end immediately and Customer may no longer use or access the Service.

5. REPRESENTATIONS AND INDEMNITIES.

5.1 Intellectual Property Representation. Efficient Frontier represents to Customer that to the best of Efficient Frontier’s knowledge, the Efficient Frontier Proprietary Technology does not infringe any third party’s patent, copyright or trade secret rights.

5.2 Indemnity. Subject to Section 6 below, Efficient Frontier will defend, or at its option settle, any claim, suit, proceeding, or demand brought against Customer, and pay all resulting third-party damages, liabilities, expenses or judgments, to the extent arising out of any claim that the Efficient Frontier Proprietary Technology and/or Services infringes any copyright, patent, trademark or trade secret, violates any applicable law, rule or regulation, or violates the terms of any search engine terms of use or other contracts. Efficient Frontier will have no obligation with respect to any such claim unless: (i) Efficient Frontier is promptly notified of such claim; (ii) Customer allows Efficient Frontier sole control of the defense and settlement of such claim; and (iii) Customer provides Efficient Frontier with reasonable assistance, at Efficient Frontier’s expense, in connection with Efficient Frontier’s defense and settlement of such claim. If Efficient Frontier is required to indemnify Customer under this Agreement, Efficient Frontier will have the option to (a) procure for Customer a license so that the Services are non-infringing or (b) replace or modify the infringing elements; and (c) if neither of the above options are reasonably available, Efficient Frontier may terminate the Agreement.

5.3 Disclaimer. EACH PARTY MAKES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIMS, ON ITS OWN BEHALF ON AND BEHALF OF ITS SUPPLIERS AND LICENSORS, ANY IMPLIED WARRANTIES OF MERCHANTABILITY.

6. LIMITATIONS OF LIABILITY.

6.1 EXCEPT FOR A BREACH OF PARTY’S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY LOST PROFITS, COST OF SUBSTITUTE GOODS OR SERVICES, OR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES FROM ANY CAUSES OF ACTION ARISING WITH RESPECT TO THIS AGREEMENT OR THE PRODUCTS OR SERVICES PROVIDED OR LICENSED HEREUNDER, WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT, STRICT LIABILITY OR OTHERWISE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

6.2 EXCEPT FOR A BREACH OF PARTY’S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER OR IN CONNECTION WITH A PARTY’S OBLIGATIONS OF INDEMNIFICATION HEREUNDER, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY EXCEED THE AMOUNTS PAID UNDER THIS AGREEMENT BY CUSTOMER TO EFFICIENT FRONTIER IN THE [***] IMMEDIATELY PRECEDING THE DATE THE CAUSE OF ACTION IS FIRST SERVED ON EFFICIENT FRONTIER OR THE CUSTOMER.

6.3 THE LIMITATIONS IN THIS SECTION 6 DO NOT APPLY TO ANY BREACH OF SECTIONS 3 OF THIS AGREEMENT.

7. GENERAL PROVISIONS.

This Agreement contains the entire agreement of the parties, supersedes all prior and contemporaneous understandings or agreements of the parties regarding the subject matter of this Agreement, and is governed by California law, without regard to conflicts of laws provisions. The parties hereby consent to the venue and exclusive personal and subject matter jurisdiction of the federal and state courts in the County of San Francisco in the State of California. Except as expressly provided in this Agreement, neither this Agreement nor any rights, licenses or obligations under it may be assigned by either party without the prior written reasonable consent of the non-assigning party; but either party may assign this Agreement to (i) an affiliate of such party, or (ii) any acquirer of all or of substantially all of such party’s equity securities, assets or business related to the subject matter of this Agreement. Both parties will comply with applicable law and prevailing industry standards regarding end-user privacy. All notices and consents must be in writing and sent to the addresses set forth on the initial page of this Agreement, or to such other address as designated. Notices shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt. This Agreement may be amended only by written consent of the parties. The failure of either party

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to enforce its rights under this Agreement at any time for any period may not be construed as a waiver of such rights. If any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions will be limited or eliminated to the minimum extent necessary so that this Agreement otherwise remains enforceable as much as possible. This Agreement may be executed in counterparts and by facsimile. Customer and Efficient Frontier acknowledge and agree that both parties are operating independently and neither party shall be construed as an agent, partner or joint venturer of the other party nor represent themselves as such. All public announcements pertaining to this Agreement are subject to both parties’ prior approval.